Exhibit 99.1

Cubic Corporation Adopts Limited-Duration Shareholder Rights Plan

Responds to Elliott Management’s Undisclosed, Rapid Stock Accumulation and Expression of Desire to Acquire Company

SAN DIEGO, September 21, 2020 – Cubic Corporation (NYSE: CUB) (“Cubic” or the “Company”) today announced that on September 20, 2020, its Board of Directors (the “Board” or “Cubic Board”) approved the adoption of a limited-duration shareholder rights plan (the “Rights Plan”) and declared a distribution of one right (“Right”) for each outstanding share of common stock. The Rights Plan is effective immediately and will expire on September 19, 2021. The record date for the Rights distribution is October 1, 2020.

The Cubic Board adopted the Rights Plan in response to Elliott Management (together with its affiliates, “Elliott”) informing the Company privately that it has acquired a direct ownership and derivatives position that provided economic exposure equivalent to approximately 15% of Cubic’s outstanding stock. Elliott further informed the Company that it (and a private equity firm with whom Elliott has partnered) is interested in acquiring Cubic, subject to various conditions. The Cubic Board has not initiated a process to sell the Company. The Board believes that the Company’s standalone prospects are excellent and that Cubic’s current strategic plan, including the recently announced NextCubic initiative, will create significant value for all Cubic shareholders.

“Cubic’s Board is committed to creating long-term value and ensuring that our shareholders are able to realize the full potential of their investment in the Company,” said David F. Melcher, Lead Independent Director of Cubic. “The adoption of the Rights Plan is intended to provide the Board with time to make informed decisions and prevent any third party from obtaining control of Cubic in a manner and at a price that are not in the best interests of Cubic’s shareholders.”

The Rights Plan does not deter any offer or preclude the Cubic Board from considering an offer that is fair and otherwise in the best interests of Cubic shareholders. The Rights Plan provides several recognized shareholder-friendly features, including an ability for shareholders to call a special meeting for purposes of exempting a “qualified offer.” Consistent with its duties, the Board has and will review any proposal to significantly increase shareholder value.

The Rights will be exercisable only if a person or group acquires beneficial ownership (including certain synthetic equity positions created by derivative securities) of 15% (20% for passive institutional investors) or more of Cubic’s outstanding common stock. Any shareholders with beneficial ownership of 15% or more of Cubic’s outstanding common stock as of the time of this announcement are generally grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Plan.

A copy of the Rights Plan and a summary of its terms will be filed on a Form 8-K with the Securities and Exchange Commission.

At this time, Cubic shareholders are not required to take any action.

J.P. Morgan Securities LLC is acting as financial advisor to the Company and Faegre Drinker Biddle & Reath LLP and Sidley Austin LLP are acting as the Company’s legal counsel.

About Cubic Corporation

Cubic is a technology-driven, market-leading provider of integrated solutions that increase situational understanding for transportation, defense C4ISR, and training customers worldwide to decrease urban congestion and improve the militaries’ effectiveness and operational readiness. Our teams innovate to make a positive difference in people’s lives. We simplify their daily journeys. We promote mission success and safety for those who serve their nation. For more information about Cubic, please visit the company’s website at www.cubic.com or on Twitter @CubicCorp.

Contact:

Investor Contact
Kirsten Nielsen
Investor Relations
Cubic Corporation
PH +1 212-331-9760
Kirsten.Nielsen@cubic.com

Media Contact

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com